Exhibit 99.1

HGGC Successfully Completes Tender Offer for Outstanding Shares of RPX

SAN FRANCISCO and PALO ALTO, Calif., June 19, 2018 —RPX Corporation (NASDAQ: RPXC) (“RPX”) and HGGC, LLC (“HGGC”) today announced that HGGC’s affiliate, Riptide Purchaser, Inc. (“Purchaser”), has successfully completed the previously announced tender offer (the “Offer”) to acquire all outstanding shares of RPX’s common stock at a purchase price of $10.50 per share, net to the seller in cash, subject to reduction for any applicable withholding taxes in respect thereof, without interest.

The Offer expired as scheduled at one minute after 11:59 p.m., New York City time, on June 18, 2018. As of the expiration of the Offer, 34,330,652 shares of common stock of RPX were validly tendered into and not validly withdrawn from the Offer (not including 910,497 shares tendered pursuant to notices of guaranteed delivery), representing approximately 68% of RPX’s outstanding shares. The condition to the Offer that a number of shares that, when added to the shares already owned by Purchaser and Riptide Parent, LLC (“Parent”) or their respective affiliates, represents in the aggregate at least one share more than 50% of the then-outstanding shares of RPX’s common stock (including shares underlying certain stock options) be validly tendered and received and not validly withdrawn prior to the expiration of the Offer was satisfied, and, accordingly, all shares that were validly tendered and not validly withdrawn prior to the expiration of the Offer were accepted for payment. Parent is promptly paying for all such tendered shares in accordance with the terms of the Offer.

As a result of its acceptance of the shares tendered in the Offer, HGGC has acquired a sufficient number of shares of RPX’s common stock to close the merger of Purchaser with and into RPX, without the affirmative vote of RPX’s other stockholders, pursuant to Section 251(h) of the Delaware General Corporation Law. The merger is expected to be completed today.

“We are pleased with this result, and we are excited to partner with the RPX management team,” said Rich Lawson, HGGC CEO and Co-Founder. “We look forward to being part of RPX’s future and helping the RPX team continue to serve the best interests of its growing client network.”

“We are confident that by leveraging the experience and resources of HGGC, we will help RPX achieve its next phase of growth and strengthen its leadership position in patent risk and discovery management services,” said Steven Leistner, HGGC Principal.

“HGGC’s commitment to our vision, combined with its strong financial support, allows us to invest in opportunities that serve the needs of our clients for the long-term, while continuing to provide the innovative services on which our clients rely,” said Marty Roberts, Chief Executive Officer and President of RPX. “We look forward to working alongside HGGC to achieve the goals of both RPX and Inventus.”

Upon the completion of the merger, RPX will become a wholly owned subsidiary of Parent and a wholly owned portfolio company of HGGC. Each outstanding share of RPX’s common stock that was not validly tendered in the Offer (other than shares owned by Purchaser, Parent, RPX (as treasury stock), any wholly owned subsidiary of Parent or RPX, or by any stockholder of RPX who is entitled to and properly demands and perfects appraisal of such shares pursuant to, and complies in all respects with, the applicable provisions of Delaware law) will be cancelled and converted into the right to receive an amount in cash equal to the same $10.50 offer price per share net to the seller, subject to reduction for any applicable withholding taxes in respect thereof, without interest. In addition, the parties anticipate that the common stock of RPX will cease to be traded on the NASDAQ at the close of market on June 19, 2018, following the completion of the merger, unless the merger is completed prior to the NASDAQ opening today, in which case the stock will not trade today. A notice of delisting with respect to shares of RPX is expected to be filed promptly by the NASDAQ.

About RPX

RPX (NASDAQ: RPXC) is the leading provider of patent risk and discovery management solutions. Since its founding in 2008, RPX has introduced efficiency to the patent market by providing a rational alternative to litigation. The San Francisco-based company’s pioneering approach combines principal capital, deep patent expertise, and client contributions to generate enhanced patent buying power. By acquiring patents and patent rights, RPX helps to mitigate and manage patent risk for its growing client network.

As of March 31, 2018, RPX had invested over $2.4 billion to acquire more than 26,000 US and international patent assets and rights on behalf approximately 320 clients in eight key sectors: automotive, consumer electronics and PCs, E-commerce and software, financial services, media content and distribution, mobile communications and devices, networking, and semiconductors.

RPX subsidiary Inventus is a leading international discovery management provider focused on reducing the costs and risks associated with the discovery process through the effective use of technology solutions. Inventus has been providing litigation support services to corporate legal departments, law firms and government agencies since 1991.

About HGGC

HGGC is a leading middle-market private equity firm with $4.3 billion in cumulative capital commitments. Based in Palo Alto, Calif., HGGC is distinguished by its “Advantaged Investing” approach that enables the firm to source and acquire scalable businesses at attractive multiples through partnerships with management teams, founders and sponsors who reinvest alongside HGGC, creating a strong alignment of interests. Over its history, HGGC has completed over 90 platform investments, add-on acquisitions, recapitalizations and liquidity events with an aggregate transaction value of more than $17 billion. More information is available at www.hggc.com.

Forward-Looking Statements

This press release contains forward-looking statements. When used in this press release, the words “can,” “will,” “believes,” “intends,” “expects,” “is expected,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. These forward-looking statements include statements regarding acquisition benefits to HGGC, the expected consummation of the merger, the expected delisting of RPX shares from the NASDAQ and the other risk factors set forth from time to time in RPX’s most recent Annual Report on Form 10-K, RPX’s most recent Quarterly Report on Form 10-Q and RPX’s other filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from RPX’s investor relations department. Such statements are based on a number of assumptions that could ultimately prove inaccurate, and are subject to a number of risks. RPX does not assume any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, unless required by law.

Contacts

For RPX:

Investor Contact:

JoAnn Horne

Market Street Partners

415-445-3233

ir@rpxcorp.com

Media Contact:

Jen Costa

RPX Corporation

415-852-3180

media@rpxcorp.com

For HGGC:

Gabriel Ross Stanton

646-502-3576

Gross@StantonPRM.com

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